Exhibit 21.1
List of Subsidiaries

	Location of
Name	Incorporation	Ownership Percentage
Complete Production Services, Inc.	Delaware	100%
Pumpco Energy Services, Inc.	Delaware	100%
Integrated Production Services, Ltd.	Canada	100%
Delaney Energy Services Corp.	Canada	100%
IPS Manufacturing Ltd.	Canada	100%
Premier Sea and Land Pte.	Singapore	100%
Premier Sea and Land Limited	Hong Kong	100%
Pemac Pte., Ltd.	Singapore	100%
104474 Alberta Ltd.	Canada	100%
Servicios Holdings I, Inc.	Delaware	100%
Servicios Holdings II, Inc.	Delaware	100%
Complete Energy, LLC	Delaware	100%
CES Rockies, Inc.	Delaware	100%
Monument Well Service Co.	Delaware	100%
A&W Water Service, Inc.	Colorado	100%
Hyland Enterprises, Inc.	Wyoming	100%
Sweetwater Produced Water Disposal, LLC	Wyoming	100%
R&W Rental, Inc.	Delaware	100%
LEED Tool Corporation	Colorado	100%
Roustabout Specialties, Inc.	Colorado	100%
CES Mid-Continent Hamm, LLC.	Delaware	100%
Hamm Management Co.	Delaware	100%
Stride Well Services Company, Inc.	Delaware	100%
Hamm & Phillips Service Company, Inc.	Delaware	100%
Guard Drilling Mud Disposal, Inc.	Delaware	100%
Oil Tool Rentals, Co.	Delaware	100%
Big Mac Tank Trucks, LLC	Delaware	100%
Fugo Services, LLC	Delaware	100%
Turner Energy Services, LLC	Delaware	100%
Loyd Jones Well Service LLC	Delaware	100%
Turner Energy SWD, LLC	Delaware	100%
Femco SWD, Inc.	Delaware	100%
MGM Well Services, Inc.	Texas	100%
Premier Integrated Technologies, Inc.	Canada	100%
Greasewood, LLC	Wyoming	100%
Integrated Production Services Partnership	Canada	100%
Servicios Petrotec de S.A. de C.V.	Mexico	100%
Alliance Energy Service Company, LLC	Colorado	100%
IE Miller Services, Inc.	Delaware	100%
CES SWD Texas, Inc.	Texas	100%
Texas CES, Inc.	Texas	100%
Integrated Production Services, Inc.	Delaware	100%
Frac Source Services, Inc.	Texas	100%
Premier Estate Private Limited	Singapore	100%
AWS, Inc.	Delaware	100%
Peak Oilfield Assets, LLC	Delaware	100%
TSWS Well Services, LLC	Delaware	100%